Exhibit 99.2

Investor Contact:	Laura Graves
Polycom, Inc.
+1 925 924 5630
laura.graves@polycom.com

Press Contact:	Shawn Dainas
Polycom, Inc.
+1 925 924 5676
shawn.dainas@polycom.com

Polycom Names Eric Brown Chief Financial Officer and Chief Operating Officer

Company consolidates financial, operational, and IT functions under

Brown to increase efficiency and scale

PLEASANTON, Calif. – Feb. 8, 2012 – Polycom, Inc. (Nasdaq: PLCM), the global leader in standards-based unified communications (UC), today announced that Eric Brown will join the company as chief financial officer, chief operating officer and executive vice president, starting Feb. 21, 2012. In his dual roles as CFO and COO, reporting to Polycom President and CEO Andy Miller, Brown, 46, will manage all financial, operational, and IT functions at Polycom, which are being consolidated under one leader for greater efficiency and scale as the company looks to accelerate its momentum and grow faster than the overall UC market. Polycom today also announced that Mike Kourey will retire from his position as EVP & CFO of Polycom in order to pursue other opportunities, including spending more time on corporate boards and on various charitable activities. [Hyperlink to press release entitled “CFO Michael Kourey to Retire from Polycom.”]

Brown comes to Polycom from Electronic Arts, the world’s leading publisher of video game software, where as chief financial officer and executive vice president, he led the company successfully through rapid change. Brown was instrumental in leveraging advances in wireless and mobile technologies, shifting EA to online distribution of products and services, and streamlining EA’s portfolio to drive profitability. He also served as key architect of a recent strategic acquisition designed to drive expansion and growth of digital offerings and make EA products available through mobile, social and cloud-based delivery. Prior to Electronic Arts, Brown was COO and CFO at McAfee, Inc. Before that, Brown was President and CFO of MicroStrategy, Inc, and also co-founded DataSage, Inc., where he also served as CFO. Brown earned his bachelor’s degree from the Massachusetts Institute of Technology and his MBA from the MIT Sloan School of Management.

“As Polycom drives toward our vision to make video collaboration ubiquitous, I am very pleased to welcome a leader of Eric’s caliber and proven operational excellence to our executive team,” said Miller. “Eric’s strengths and track record in finance, operations, and IT are exactly what Polycom needs at this time of unprecedented growth at the company. With Eric on board, we can put even more focus on innovation, and I look forward to spending additional time with customers and focusing on our long-term strategy. Eric brings deep knowledge of enterprise software and delivering software through mobile, social, and cloud-based models, all of which are integral to Polycom’s software strategy. Eric will be an asset to our team and will play a leading role in the next era of growth at Polycom.”

“I am delighted to join Polycom at such an exciting time,” said Brown. “Polycom® RealPresence™ video collaboration is truly transformative technology, increasing business productivity, ensuring business continuity, and speeding time to market by eliminating the barriers of distance and time, and bringing people together virtually face-to-face. The growth trends in mobility, cloud-delivered services, and business social networking are the driving forces behind a whole new paradigm for communication that is centered on the power of video collaboration. With Polycom’s software strategy, open platform approach, broad ecosystem of partners, and strong brand loyalty among its huge installed base, I believe the company is ideally poised to capitalize on this new model.”

Polycom announced fourth-quarter and full-year 2011 financial results on Jan. 23, 2012. The company confirms its financial results, first-quarter 2012 financial guidance and the long-term operating model given at that time.

About Polycom

Polycom is the global leader in standards-based unified communications (UC) solutions for telepresence, video, and voice, powered by the Polycom®RealPresence™ Platform. The RealPresence Platform interoperates with the broadest range of business, mobile and social applications and devices. More than 400,000 organizations trust Polycom solutions to collaborate and meet face to face from any location for more productive and effective engagement with colleagues, partners, customers and prospects. Polycom, together with its broad partner ecosystem, provides customers with the best TCO, scalability, and security – on-premises, hosted or cloud delivered. Visit www.polycom.com or connect with Polycom on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events, future demand for our products, and the future performance of the Company, including statements regarding Polycom as looking to accelerate our momentum and grow faster than the overall UC market, our vision of making video collaboration ubiquitous, our increased focus on innovation, a future era of growth at Polycom, and the growth trends contributing to a new paradigm for communication and Polycom as being ideally poised to capitalize on this model. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of competition on our product sales and for our customers and partners; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with general economic conditions and external market factors; the market acceptance of our products and changing market demands, including demands for differing technologies or product and services offerings; our ability to successfully integrate our acquisitions into our business; possible delays in the development, availability and shipment of new products; increasing costs and differing uses of capital; changes in key personnel, such as the CFO, that may cause disruption to the business; any disruptive impact to us that may result from new executive hires; the impact of restructuring actions; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2012 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom “Triangles” logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.